Exhibit 99.1

Watsco Sets First Quarter Records for Sales, Earnings, Earnings Per Share,

Operating Margins and Cash Flow

MIAMI, FLORIDA – (BUSINESS WIRE), April 20, 2016 – Watsco, Inc. (NYSE: WSO) reported record results for the quarter ended March 31, 2016.

Key performance metrics:

•	9% earnings per share growth to a record 71 cents

•	8% operating income increase to a record $51 million

•	20 basis-point expansion in operating margins to a record 6.0%

•	5% sales growth to a record $851 million (6% increase on a same-store basis)

•	4% increase in gross profit to a record $212 million (20 basis-point lower gross margin)

•	40 basis-point decline in SG&A as a percentage of sales to a record low

•	$42 million record operating cash flow versus a cash use of $17 million last year

•	$103 million debt reduction versus a year ago

Sales trends:

•	7% growth in HVAC equipment (65% of sales), including 10% growth in the U.S.

•	4% sales growth for other HVAC products (30% of sales), including 6% in the U.S.

•	6% growth in commercial refrigeration products (5% of sales)

Albert H. Nahmad, Watsco’s Chairman and CEO stated: “Watsco experienced consistent growth in both residential and commercial markets, with continued strength in sales of higher-efficiency replacement systems. The results also reflect our continued investment in technology and people to drive sales and innovation in our business. These results are particularly satisfying given the strong results achieved last year during the first quarter that included 32% growth in operating income and 35% increase in EPS.”

It is important to note that the first quarter of each calendar year is highly seasonal due to the nature and timing of the replacement market for air conditioning systems, which is strongest in the second and third quarters. Accordingly, the Company’s first quarter financial results are disproportionately affected by this seasonality.

Technology Strategy

Watsco is actively transforming its business into the digital age by investing in scalable platforms for mobile apps, e-commerce, business intelligence and supply chain optimization. Strategic goals are to further strengthen Watsco’s leadership position, accelerate sales and profit growth, increase the speed and convenience of serving customers and extend the Company’s reach into new geographies and sales channels. First quarter results include an increase of $1.5 million in technology-related spending (approximately 3 cents per share impact).

Dividends & Cash Flow

Watsco has paid dividend for over 40 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position. We announced a 21% increase in our annual dividend rate to $3.40 per share effective January 2016. Future increases in dividends will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s overall financial condition.

The Company has targeted cash flow from operations to exceed net income in 2016. Since 2000, Watsco’s operating cash flow was approximately $1.6 billion compared to net income of approximately $1.5 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Conference Call Information

Date: April 20, 2016

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (866) 777-2509 / International (412) 317-5413

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store basis. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home.

Watsco’s traditional sales channel is through one of its 565 locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. This network has been built over the last 25 years and serves 88,000 active customers. Watsco is developing and investing in technologies to enable sales via e-commerce, on-line marketplaces and through the retail sales channel. As the industry leader, we believe that significant growth potential remains given that the marketplace for HVAC/R products at the consumer level is estimated to be $80 billion annually. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2016	2015
Revenues	$851,424	$808,972
Cost of sales	638,977	604,747

Gross profit	212,447	204,225
Gross margin	25.0%	25.2%

SG&A expenses	161,779	157,217

Operating income	50,668	47,008
Operating margin	6.0%	5.8%

Interest expense, net	986	1,377

Income before income taxes	49,682	45,631
Income taxes	15,508	14,331

Net income	34,174	31,300
Less: net income attributable to non-controlling interest	8,637	8,252

Net income attributable to Watsco	$25,537	$23,048

Diluted earnings per share:
Net income attributable to Watsco shareholders	$25,537	$23,048
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	2,413	1,868

Earnings allocated to Watsco shareholders	$23,124	$21,180

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,537,225	32,431,077

Diluted earnings per share for Common and Class B common stock	$0.71	$0.65

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$32,856	$35,229
Accounts receivable, net	464,154	451,079
Inventories	746,122	673,967
Other	18,793	20,990

Total current assets	1,261,925	1,181,265

Property and equipment, net	61,866	62,715
Goodwill, intangibles, net and other	553,099	544,462

Total assets	$1,876,890	$1,788,442

Accounts payable and accrued expenses	$347,064	$270,117
Current portion of long-term obligations	187	184

Total current liabilities	347,251	270,301

Borrowings under revolving credit agreement	237,900	245,300
Deferred income taxes and other liabilities	71,035	69,120

Total liabilities	656,186	584,721

Watsco’s shareholders’ equity	968,068	957,310
Non-controlling interest	252,636	246,411

Shareholders’ equity	1,220,704	1,203,721

Total liabilities and shareholders’ equity	$1,876,890	$1,788,442

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Quarter Ended March 31,
	2016	2015
Cash flow from operating activities:
Net income	$34,174	$31,300
Non-cash items	10,892	11,103
Changes in working capital	(3,214)	(59,186)

Net cash provided by (used in) operating activities	41,852	(16,783)

Cash flow from investing activities:
Capital expenditures, net	(2,674)	(3,043)

Cash flow from financing activities:
Dividends on Common and Class B Common stock	(30,033)	(24,524)
Net (repayments) proceeds under revolving credit agreement	(7,400)	38,497
Distributions to non-controlling interest	(7,115)	(3,654)
Other	2,910	1,698

Net cash (used in) provided by financing activities	(41,638)	12,017

Effect of foreign exchange rate changes on cash and cash equivalents	87	(387)

Net decrease in cash and cash equivalents	(2,373)	(8,196)
Cash and cash equivalents at beginning of period	35,229	24,447

Cash and cash equivalents at end of period	$32,856	$16,251

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